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                                                                   EXHIBIT 23.09


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-47439 of ML JWH Strategic Allocation Fund L.P. (a Delaware limited partnership) on Form S-1 of our report dated February 6, 1998 relating to the financial statements of ML JWH Strategic Allocation Fund L.P. and of our report dated February 6, 1998 relating to the balance sheet of Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Lawyers; Accountants" in such Prospectus.


Deloitte & Touche LLP


June 29, 1998
New York, New York